SUBSCRIPTION AGREEMENT


          SUBSCRIPTION AGREEMENT (this "Agreement"), dated as of January 14, 2002, by and among eMAGIN CORPORATION, a Delaware corporation (the "Company"), and Mr. Mortimer D. A. Sackler (the "Purchaser"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided to such terms in the Note Purchase Agreement (defined below).

                              W I T N E S S E T H :
                              - - - - - - - - - -

          WHEREAS, the Company and each of the parties listed as "Investors" on Schedule A attached thereto (including, without limitation, the Purchaser hereunder) are parties to a Secured Note Purchase Agreement, dated as of November 27, 2001 (the "Note Purchase Agreement") and each such Investor is the holder of the Notes and Warrants as issued thereunder as listed on Schedule A attached thereto;

          WHEREAS, Section 1(e) of the Note Purchase Agreement permits Investors or additional Investors to subscribe for additional Notes and Warrants up to the Maximum Note Amount and the Maximum Warrant Amount, as the case may be; and

          WHEREAS, the Purchaser hereunder desires to subscribe for, and the Company has agreed to sell and issue to the Purchaser, the additional Notes and the additional Warrants as set forth herein;

          NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:


                                   ARTICLE One

                                SALE AND PURCHASE

          SECTION 1.1 Sale and Purchase of Additional Notes and Warrants. Subject to the terms and conditions hereof and of the Note Purchase Agreement, the Company hereby agrees to sell to the Purchaser and the Purchaser hereby irrevocably subscribes for and agrees to purchase (a) additional Notes (the "Additional Notes") in a total aggregate principal amount of $300,000, and (b) additional Warrants (the "Additional Warrants") to purchase up to 123,288 shares, subject to adjustment, of the Company's common stock, par value $.001 per share, such Additional Notes and Additional Warrants to be substantially in the form Exhibits A and B, respectively, attached to the Note Purchase Agreement and to be dated as of the date hereof.

          SECTION 1.2 Closing. The closing (the "Closing") of the purchase and sale of the securities referred to herein shall take place concurrently with the execution of this Agreement. The Closing under this Agreement shall be deemed an "Additional Closing" as such term is defined and used under the Note Purchase Agreement. At the Closing, the Company shall deliver to the Purchaser (a) an executed counterpart to this Agreement, (b) an Additional Note in the respective principal amount set forth in Section 1.1(a), and (c) an Additional Warrant to purchase up to such amount of shares set forth in Section 1.1(b), in all cases against delivery to the Company by the Purchaser of (x) an executed counterpart to this Agreement and (y) the respective purchase price of the Additional Notes and the Additional Warrants, in the amount of $300,000 by bank wire transfer of immediately available funds to an account designated by the Company.

          SECTION 1.3 Delivery of Purchase Price. Notwithstanding anything to the contrary contained in this Agreement or in any Additional Notes or in Additional Warrants issued hereunder, if the Purchaser shall not have delivered to the Company wire directions or other evidence satisfactory to the Company, acting reasonably, of irrevocable instruction to its respective banking or financial institutions to transfer and deliver to the Company's account, by wire transfer or otherwise, the amounts due from the Purchaser at the Closing pursuant to Section 1.2(y) above (and amounting to, in the aggregate, $300,000, in immediately available funds), by the close of business on January 14, 2002, then this Agreement and any Additional Notes or Additional Warrants issued hereunder shall be null and void, and of no further force and effect, and any amounts, if any, received by the Company from the Purchaser pursuant to this Agreement or such Additional Notes or Additional Warrants shall be promptly (and in any case no later than the close of business on the immediately following business day) returned by the Company to the Purchaser in such amounts as may have transferred to the Company by such Purchaser; provided, that, any Additional Notes or Additional Warrants issuable hereunder to the Purchaser shall not be required to be released or issued by the Company to the Purchaser unless and until the respective amounts due in respect of such securities shall have been actually received by the Company.

                                   ARTICLE TWO

                                  MISCELLANEOUS

          SECTION 2.1 Counterparts.This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered (including delivery by way of facsimile) shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Company.

          SECTION  2.2  GOVERNING   LAW.  THIS  AGREEMENT  AND  THE  RIGHTS  AND
OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

          SECTION 2.3 Effective Date. This Agreement shall become effective as of the date first referenced above or on the date, if such date is later than the date first referenced above, the date when each of the Company and the Purchaser shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (including delivery by way of facsimile) the same to the Company or its legal counsel.

          SECTION 2.4 Effect of Waiver. This Agreement is limited as specified and shall not constitute a modification, amendment, acceptance or waiver of any other provision of the Note Purchase Agreement or any other document referenced therein.

          SECTION 2.5 Entire Agreement. This Agreement and the Note Purchase Agreement and the documents referred to herein and therein contain the entire understanding, whether oral or written, of the parties with respect to the matters covered hereby. Any amendment or change in this Agreement shall not be valid unless made in writing and signed by all of the parties hereto. This Agreement and the Additional Notes and Additional Warrants issued hereby are expressly subject to the terms of the Note Purchase Agreement and the Additional Notes and Additional Warrants shall be deemed to be issued pursuant to the Note Purchase Agreement. The Company hereby covenants to promptly make such additions to Schedule A of the Note Purchase Agreement as may be required to evidence the issuance of the Additional Notes and Additional Warrants issued hereunder.

          SECTION 2.6 Publicity. The Company and the Investors hereby agree that the Company may issue a press release within five (5) business days of the Effective Date describing this Agreement and the transactions contemplated hereby. Thereafter, any party may make a public statement or announcement or provide quotations in respect of a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement; provided, however, that prior to issuing or providing any such press release, making any such public statement or announcement or providing such quotation, such party must obtain the prior consent of each other party, which consent shall not be unreasonably withheld or delayed.

          SECTION 2.7 Severability. The provisions of this Agreement are severable and, in the event that any court shall determine that any one or more


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


of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible, so long as such construction does not materially adversely effect the economic rights of either party hereto.

          SECTION 2.8 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (i) upon hand delivery, overnight mail or courier service at the address or number designated on the signature pages hereof (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be as set forth on the signature pages hereof. Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other parties hereto in accordance herewith.

          SECTION 2.9 Waivers. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

          SECTION 2.10 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

          SECTION 2.11 No Third Party Beneficiaries; Assignment. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. The Investor may assign any of its rights under this Agreement. The Company may not assign any of its rights or obligations under this Agreement without the written consent of the Purchaser.

          SECTION 2.12 Fees and Expenses. Each party shall pay all of its own fees and expenses related to the transactions contemplated by this Agreement.

          SECTION 2.13 Survival. The covenants and agreements made herein shall survive the Effective Date.

          SECTION 2.14 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the parties hereto shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.


                                    * * * * *

          IN WITNESSES WHEREOF, the parties hereto have or have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.



                                       EMAGIN CORPORATION


                                       By
                                         ---------------------------------------
                                         Name:
                                         Title:






                                       MORTIMER D. A. SACKLER



                                       -----------------------------------------